EXHIBIT 99.1

For Immediate Release

American Power Conversion Announces Second Quarter 2004 Financial Results

WEST KINGSTON, R.I. — July 29, 2004 — American Power Conversion Corporation (Nasdaq: APCC) (APC) today reported financial results for the second quarter ended June 27, 2004.

Revenue for the second quarter 2004 was $395.7 million, an increase of 19 percent from $331.5 million in the second quarter 2003 and an increase of 12 percent from $351.8 million in the first quarter 2004.  Net income for the second quarter 2004 was $26.8 million or $0.13 per share, down 19 percent from $33.1 million or $0.17 in the second quarter 2003 and down 23 percent from $34.7 million or $0.17 per share in the first quarter 2004.

“APC’s second quarter revenue growth was outstanding.  We believe our plan to gain share and establish APC as a trusted partner in providing network-critical physical infrastructure (NCPI) solutions is working,” said Rodger B. Dowdell, Jr., APC’s president and chief executive officer.  “The investments we are making in new products and in selling and marketing programs are bolstering the top line while positioning APC for long-term success in this market.  Growth in InfraStruXure™ systems accelerated in the second quarter, increasing 150 percent year-over-year, while our core Smart-UPS® and Back-UPS® families continue to post strong performances.

“Over the past several quarters, new product introductions and ongoing price actions have enhanced our overall competitive position within our core uninterruptible power supply (UPS) product offering,” continued Dowdell.  “These strategic steps helped drive exceptionally strong growth in the lower margin desktop power protection products within the Small Systems segment.  When coupled with the robust growth in the Large Systems segment, which recorded a segment gross margin of 15.7 percent in the quarter, we experienced a decline in gross margins for the Company.  Although we did experience continued material cost reductions, these reductions were not as strong as an offset as in previous quarters.  Additionally, foreign currency trends did not benefit gross margins this quarter as they had in recent quarters.  We recognize that it is our challenge to translate the momentum we are experiencing in revenue into gross margin and operating profit dollars.”

Second Quarter Financial Summary

(In millions, except per share amounts)

	Q2 2004	Q2 2003	YOY Change	Q1 2004	QOQ Change
Revenue	$395.7	$331.5	19%	$351.8	12%
Operating Income	$33.4	$43.2	(23)%	$44.5	(25)%
Net Income	$26.8	$33.1	(19)%	$34.7	(23)%
EPS	$0.13	$0.17	(24)%	$0.17	(24)%

Revenue in the Company’s Small Systems segment, which provides power protection, uninterruptible power supply (UPS) and management products for the PC, server and networking markets, was $301.2 million, or approximately 77 percent of product revenue, in the second quarter. Second quarter Small Systems segment revenue increased 17 percent year-over-year and 10 percent sequentially.  Revenue in the Large Systems segment, consisting primarily of 3-phase UPSs, services, precision cooling and ancillary products for data centers, facilities and communication applications, was $77.9 million, or approximately 20 percent of product revenue, in the second quarter.  Large Systems segment revenue in the second quarter grew 39 percent year-over-year and 34 percent sequentially.  Finally, revenue in the “Other” segment, which is comprised of various accessory products, was $13.7 million, or approximately 3 percent of total product revenue, in the second quarter.  Quarterly revenue in the “Other” segment declined 13 percent year-over-year and 15 percent sequentially.

Geographically, the Americas region (North and Latin America) represented 53 percent of second quarter revenue and increased 23 percent year-over-year and 29 percent sequentially.  In Europe, the Middle East and Africa (EMEA), second quarter revenue represented 30 percent of total APC quarterly revenue and increased 19 percent year-over-year and 8 percent sequentially.   Finally, second quarter revenue in Asia was 17 percent of total company revenue in the quarter and grew 10 percent year-over-year but declined 15 percent sequentially.

On a constant currency basis, total company revenue in the second quarter grew 17 percent year-over-year and 14 percent sequentially.  Additionally, in constant dollars, second quarter revenue in EMEA was up 15 percent year-over-year and 10 percent sequentially and second quarter revenue in Asia was up 5 percent year-over-year but declined 13 percent sequentially.

Business Update

“Our strategy remains on track and the global APC teams are focused on generating, identifying and fulfilling business with a growing portfolio of innovative products,” explained Dowdell.  “At the same time, it is important to recognize that the year-over-year revenue growth rate for the second half of 2003 was 19 percent, well ahead of the 6 percent growth rate posted in the first half of 2003, thereby creating difficult comparisons for the remainder of the year.”

Conference Call and Webcast

In conjunction with the second quarter 2004 earnings announcement, APC management is hosting a conference call to discuss the Company’s results as well as current expectations regarding future performance.  This conference call will be held today, July 29, at 5:00 PM Eastern time and will be available live and archived, in its entirety, to the public via the Company’s Web site at investor.apcc.com or live by dialing 719-457-2657.  A replay will be accessible via telephone at approximately 8:00 PM on July 29 by dialing 719-457-0820 and entering the access code 727576 and will continue through August 5 at midnight Eastern Time.

Safe Harbor Provision

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  All statements in this press release that do not describe historical facts, such as statements concerning the Company’s future plans or prospects and those contained in the “Business Update” section of the press release, are forward-looking statements.  All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected. The factors that could cause actual results to differ materially include the following: costs to comply with the provisions of the Sarbanes-Oxley Act of 2002 are greater than currently anticipated; impact on order management and fulfillment, financial reporting and supply chain management processes as a result of the Company’s reliance on a variety of computer systems, including Oracle 11i which was implemented in the first quarter 2001 and is periodically upgraded; costs incurred by the Company for the product recall of select Back-UPS® CS models are greater than or less than currently anticipated; the impact of increasing competition which could adversely affect the Company’s revenues and profitability; the impact of foreign currency exchange rate fluctuations; the impact on demand, component availability and pricing, and logistics, and the disruption of Asian manufacturing operations that result from labor disputes, war, acts of terrorism or political instability; ramp up, expansion and rationalization of global manufacturing capacity; the discovery of a latent defect in any of the Company’s products; the Company’s ability to effectively align operating expenses and production capacity with the current demand environment;

general worldwide economic conditions, and, in particular, the possibility that the PC and related markets decline; growth rates in the power protection industry and related industries, including but not limited to the PC, server, networking, telecommunications and enterprise hardware industries; competitive factors and pricing pressures; product mix changes and the potential negative impact on gross margins from such changes; changes in the seasonality of demand patterns; inventory risks due to shifts in market demand; component constraints, shortages, pricing and quality; risk of nonpayment of accounts receivable; the uncertainty of the litigation process including risk of an unexpected, unfavorable result of current or future litigation; and the risks described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) is a leading provider of global, end-to-end infrastructure availability solutions.  APC’s comprehensive products and services offering, which is designed for both home and corporate environments, improves the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes.  APC, headquartered in West Kingston, Rhode Island, reported sales of $1.46 billion for the year ended December 31, 2003, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company.

All trademarks are the property of their owners.  Additional information about APC and its global end-to-end solutions can be found at www.apc.com or by calling 800-877-4080.

For more information contact:

Investors:

Donald Muir, chief financial officer, 401-789-5735, ext. 2105

Debbie Hancock, director, investor relations, 401-789-5735, ext. 2994

Media:

Chet Lasell, APC director, public relations-North America, 800-788-2208 ext. 2693, chet.lasell@apcc.com

Supplemental Financial Information for American Power Conversion Corporation

Second Quarter Financial Summary

(In millions, except per share amounts)

	Q2 2004	Q2 2003	YOY Change	Q1 2004	QOQ Change
Net Sales	$395.7	$331.5	19%	$351.8	12%
Operating Income	$33.4	$43.2	(23)%	$44.5	(25)%
Net Income	$26.8	$33.1	(19)%	$34.7	(23)%
EPS	$0.13	$0.17	(24)%	$0.17	(24)%

Second Quarter Segment Summary

Revenue (In millions)	Q2 2004	Q2 2003	YOY Change	Q1 2004	QOQ Change

Small Systems	$301.2	$257.5	17%	$275.1	10%
% of revenue	77%	78%		78%
Large Systems	$77.9	$56.0	39%	$58.3	34%
% of revenue	20%	17%		17%
Other	$13.7	$15.9	(13)%	$16.2	(15)%
% of revenue	3%	5%		5%
Shipping and Handling	$2.9	$2.1		$2.2
Net Sales	$395.7	$331.5	19%	$351.8	12%

Gross Margin Percentage	Q2 2004	Q2 2003	YOY Basis Point Change	Q1 2004	QOQ Basis Point Change

Small Systems	45.8%	47.8%	(200)	50.0%	(420)
Large Systems	15.7%	18.7%	(300)	14.2%	150
Other	59.1%	54.0%	510	65.2%	(610)

Second Quarter Geographic Summary

Revenue (In millions)	Q2 2004	Q2 2003	YOY Change	Q1 2004	QOQ Change

Americas	$211.1	$171.7	23%	$164.0	29%
% of revenue	53%	52%		47%
EMEA	$119.2	$100.2	19%	$110.6	8%
% of revenue	30%	30%		31%
Asia	$65.4	$59.6	10%	$77.2	(15)%
% of revenue	17%	18%		22%
Net Sales	$395.7	$331.5	19%	$351.8	12%

Note:      YOY = year-over-year

QOQ = quarter-over-quarter

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

IN THOUSANDS

(UNAUDITED)

	JUNE 27, 2004	DECEMBER 31, 2003
CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$219,152	$252,114
SHORT TERM INVESTMENTS	572,478	496,209
ACCOUNTS RECEIVABLE, NET	271,320	264,718
INVENTORIES	456,057	402,222
PREPAID EXPENSES AND OTHER CURRENT ASSETS	29,705	25,296
DEFERRED INCOME TAXES	64,000	57,638
TOTAL CURRENT ASSETS	1,612,712	1,498,197

PROPERTY, PLANT & EQUIPMENT	409,073	399,260
LESS: ACCUMULATED DEPRECIATION AND AMORTIZATION	250,949	235,309
NET PROPERTY, PLANT & EQUIPMENT	158,124	163,951

LONG TERM INVESTMENTS	25,477	58,525
GOODWILL	6,679	6,679
OTHER INTANGIBLES, NET	44,541	50,292
DEFERRED INCOME TAXES	28,195	25,994
OTHER ASSETS	2,479	2,328

TOTAL ASSETS	$1,878,207	$1,805,966

CURRENT LIABILITIES
ACCOUNTS PAYABLE	$125,618	$102,800
ACCRUED EXPENSES	144,325	139,498
INCOME TAXES PAYABLE	44,869	38,428
TOTAL CURRENT LIABILITIES	314,812	280,726

DEFERRED TAX LIABILITY	12,788	14,357

TOTAL LIABILITIES	327,600	295,083

SHAREHOLDERS’ EQUITY
COMMON STOCK	2,004	2,000
ADDITIONAL PAID-IN CAPITAL	189,497	182,566
RETAINED EARNINGS	1,356,156	1,326,733
TREASURY STOCK	—	(1,551)
ACCUMULATED OTHER COMPREHENSIVE INCOME	2,950	1,135
TOTAL SHAREHOLDERS’ EQUITY	1,550,607	1,510,883
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,878,207	$1,805,966

Note: The data reported above are based on an unaudited balance sheet, but include all adjustments that the Company considers necessary for a fair presentation of financial condition for this period.

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

IN THOUSANDS EXCEPT PER SHARE AMOUNTS

(UNAUDITED)

	FOR THE THREE MONTHS ENDED
	JUNE 27, 2004	JUNE 29, 2003
NET SALES	$395,663	$331,496
COST OF GOODS SOLD	246,141	195,484
GROSS PROFIT	149,522	136,012
MARKETING, SELLING, GENERAL AND ADMINISTRATIVE	94,648	76,544
RESEARCH AND DEVELOPMENT	21,446	16,287
TOTAL OPERATING EXPENSES	116,094	92,831
OPERATING INCOME	33,428	43,181
OTHER INCOME, NET	2,256	2,677
EARNINGS BEFORE INCOME TAXES	35,684	45,858
INCOME TAXES	8,921	12,749
NET INCOME	$26,763	$33,109
DILUTED EARNINGS PER SHARE	$0.13	$0.17
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	204,992	199,993

Note: The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

IN THOUSANDS EXCEPT PER SHARE AMOUNTS

(UNAUDITED)

	FOR THE SIX MONTHS ENDED
	JUNE 27, 2004	JUNE 29, 2003
NET SALES	$747,414	$640,471
COST OF GOODS SOLD	448,800	378,545
GROSS PROFIT	298,614	261,926
MARKETING, SELLING, GENERAL AND ADMINISTRATIVE	180,832	148,924
RESEARCH AND DEVELOPMENT	39,849	30,807
TOTAL OPERATING EXPENSES	220,681	179,731
OPERATING INCOME	77,933	82,195
OTHER INCOME, NET	3,988	5,185
EARNINGS BEFORE INCOME TAXES	81,921	87,380
INCOME TAXES	20,480	24,292
NET INCOME	$61,441	$63,088
DILUTED EARNINGS PER SHARE	$0.30	$0.32
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	205,554	199,881

Note: The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.